Exhibit 2.6

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. ASTERISKS DENOTE SUCH OMISSIONS.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into as of December 20, 2011, among FineTech Pharmaceutical Ltd., an Israeli corporation (the “Company”), Arie Gutman, the Company’s sole shareholder (the “Seller”), Opko Holdings Israel Ltd an Israeli corporation (the “Buyer”) and OPKO Health, Inc., a company formed under the laws of Delaware (the “Parent”).

Preliminary Statements

A. The Company develops, manufactures and markets Active Pharmaceutical Ingredients (API’s) in specialty generic pharmaceutical markets and provides development services.

B. Seller owns all of the issued and outstanding shares of capital stock of the Company, and desires to sell to Buyer, and Buyer desires to purchase, on the terms and subject to the conditions set forth in this Agreement, all of such shares.

Agreement

In consideration of the preliminary statements and the respective mutual covenants, representations and warranties contained in this Agreement, the parties agree as set forth below.

ARTICLE 1

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Affiliate” of a specified Person means a Person who (at the time when the determination is to be made) directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or such other relationships as, in fact, constitutes actual control.

“Agreement” means this Agreement together with all exhibits and schedules referred to herein.

“Average Closing Sales Price” means the average closing sales price of a share of OPKO Common Stock on the New York Stock Exchange for the ten (10) trading day period ending on the last trading day prior to the date of this Agreement.

“Closing Date” means December 29, 2011, or such other closing date as may be mutually agreed to between the Seller and the Buyer in writing, subject to the satisfaction or waiver of all of the conditions set forth in Article 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing).

“Combined Net Sales” means the amount invoiced for the sale of Company Products by the Company or its Affiliates to ****, **** and each of their Affiliates, or if not invoiced the total amount of consideration, both cash and non cash, received for the sale of Company Products by the Company to **** anywhere in the world, less (a) payments made or credits allowed to such customers and actually credited to such customers for promotional purposes, allowances, rebates, discounts, profit share payments and other usual and customary discounts, including, without limitation, volume and prompt payment discounts, to such customers, which are actually received by such customers, (b) the amount of chargebacks, and amounts repaid or credited by reason of rejections, damages or returns of goods, or because of retroactive price adjustments, in each case which are actually allowed, (c) specific amounts not collectible after reasonable efforts, (d) taxes, duties, tariffs, surcharges and other governmental charges actually paid by the Company in connection with the sale, import or export of Company Products to **** and which are separately identified on the invoice and not separately paid or reimbursed by the customer (but excluding what are commonly known as income and corporate taxes), and (e) freight, postage, insurance charges and other transportation costs actually incurred by the Company in connection with transporting Company Products to **** which are separately identified on the invoice and not separately paid or reimbursed by the customer, all of the foregoing as determined in accordance with generally accepted accounting principles in Israel consistently applied.

“Company Capital Stock” means the capital stock of the Company as described in Section 4.7.

“Company Products” means the products or services developed, manufactured, licensed, distributed or sold by the Company all as identified in Exhibit A.

“Contracts” means all contracts, agreements, covenants, commitments and other instruments of any kind, to which the Company is a party or to which the assets or properties of the Company are bound.

“Environmental Laws” means any applicable statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Escrow” means all the Escrow Shares deposited with the Escrow Agent under the Escrow Agreement.

“Escrow Agent” means American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, with principal offices located at 6201 15th Avenue, Brooklyn, New York, 11219.

“Escrow Agreement” means the escrow agreement to be entered into as of the Closing Date among the Seller, Buyer, Parent and the Escrow Agent, which shall be in the form of Exhibit B.

“FineTech Labs” means FineTech Laboratories Ltd. an Israeli company owned by the Seller.

“Governmental Grant” means any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the OCS, the Investment Center, the State of Israel, any bi- or multi-national grant programs for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other governmental authority.

“Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated byphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under the Environmental Laws.

“Intellectual Property” means any or all of the following that is owned, licensed, used, controlled by or residing in the Company prior to the Closing Date: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights in both published and unpublished works, and all applications, registrations, and renewals in connection therewith; (d) all Know-How; (e) all computer programs and software (including data and source and object codes and related documentation); (f) all other property rights and all licenses and sublicenses granted by or to the Company that relate to any of the foregoing; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Investment Center” means the Investment Center of the Israeli Ministry of Industry, Trade and Employment established under the Israel Law for the Encouragement of Capital Investments, 5719 -1959.

“Know-How” means all trade secrets and confidential business information (including, without limitation, databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, plans, drawings, specifications, blueprints, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Knowledge” means, with respect to any representation or warranty or other statement in this Agreement qualified by knowledge, the actual knowledge, information or belief of any party as to the matters that are the subject of such representation, warranty or other statement. Where reference is made to the knowledge of the Seller or the Company, such reference shall be deemed to include the directors, officers and managerial employees of the Company as well as the Seller.

“Law” means any applicable law, statute, ordinance, rule, regulation, order, writ, judgment or decree.

“Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due).

“Liens” means any liens, claims, charges, rights, pledges, security interests, mortgages, options, title defects or other encumbrances, restrictions or limitations of any nature whatsoever.

“Material Adverse Effect” means any change in or effect on the business of the Company that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), prospects or results of operations of the Company.

“OCS” means the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Employment.

“OPKO Common Stock” means the common stock of Parent, par value US$.01 per share.

“Organizational Documents” means any and all documents pursuant to which an entity is organized and/or operates under the applicable laws of its jurisdiction.

“Person” means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

“Product Data” means all manufacturing information and data, and all submissions and correspondence with or to any governmental or regulatory authority regarding the Company’s facility or any Company Product, all as any of the above is in the Company or Seller’s possession or control.

“Product Inventory” all inventory owned as of the Closing Date by the Company (including sample inventory) thereof of finished Company Product or works in progress or materials used in the manufacture of finished Company Product, whether held at a location or facility of the Company (or of any other Person on behalf of the Company) or in transit to or from the Company.

“Regulatory Approvals” means the drug master file (“DMF”), regulatory approvals or registrations or submissions for the Company’s manufacturing facility or the Company’s Products (in the latter case, to the extent that they are the within responsibility of the Company) and all amendments and supplements thereto.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax(es)” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, all gross receipts, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, assets, minimum income, environmental, customs duties, fees, real property, personal property, capital stock, social security obligations or contributions, unemployment, disability, payroll, license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, or credit or reimbursement in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included, or required to be included, in any tax return relating thereto).

“Transaction Documents” means this Agreement, the Escrow Agreement and all other documents to be executed and delivered by any of the parties pursuant to or in connection with this Agreement and consummation of the transactions contemplated hereby.

“US$” means currency of the United States of America.

“Working Capital” means current assets of the Company (including without limitation, cash, cash equivalents, accounts receivable, inventory and prepaid expense) less current liabilities of the Company.

ARTICLE 2

PURCHASE OF SECURITIES; CONSIDERATION

2.1 Securities to be Purchased; Closing.

(a) Subject to the terms and conditions set forth herein, on the Closing Date, the Seller shall sell to Buyer, and Buyer shall purchase from the Seller, all of Seller’s right, title and interest in and to the Company Capital Stock, which shall represent all of the issued and outstanding Company Capital Stock as of the Closing Date, free and clear of any and all claims or Liens of any nature whatsoever and together with all accrued benefits and rights attaching thereto.

(b) Subject to the terms and conditions of this Agreement, the sale and purchase of the Company Capital Stock contemplated hereby and the transfers and deliveries to be made pursuant to this Agreement shall take place at a closing to be completed through electronic exchange of PDF files (the “Closing”) at 12:00 p.m. local time, on the Closing Date, or at such other place as may be agreed to by the parties in writing. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

(c) At the Closing, the Seller shall deliver or cause to be delivered to Buyer (i) a share transfer deed, which shall be in the form of Exhibit C, effectuating the transfer of one hundred percent (100%) of the Company Capital Stock by the Seller to the Buyer, (ii) the effective written resignation of the sole director of the Company, in the form of Exhibit D (iii) such other documents as required to satisfy the conditions set forth in Section 8.1.

2.2 Closing Consideration. In consideration of the sale, assignment, transfer and delivery of the Company Capital Stock by Seller to Buyer, at the Closing, Parent shall deliver on behalf of the Buyer:

(a) Ten Million United States Dollars (US$10,000,000) delivered to the Seller by wire transfer of immediately available funds to an account designated by the Seller (“Closing Cash”); and

(b) Seventeen Million and Five Hundred Thousand United States Dollars (US$17,500,000) payable in shares of OPKO Common Stock to Seller as follows:

(i) delivery to the Escrow Agent of that number of shares of OPKO Common Stock having an aggregate value of Three Million United States Dollars (US$3,000,000), and calculated by dividing such amount by the Average Closing Sales Price (the “Escrow Shares”); and

(ii) delivery to the Seller of that number of shares of OPKO Common Stock having an aggregate value of Fourteen Million and Five Hundred Thousand United States Dollars (US$14,500,000), and calculated by dividing such amount by the Average Closing Sales Price (the “Closing Shares”). The Closing Shares and the Escrow Shares are collectively referred to herein as the “Stock Consideration.”

2.3 Milestone and Royalty Payment.

(a) As additional consideration for the sale and transfer of the Company Capital Stock from the Seller to the Buyer, the Buyer and Parent (jointly and severally) hereby agree to pay to the Seller, subject to the provisions of Section 9.15 below:

(i)	Two Million Five Hundred Thousand United States Dollars (US$2,500,000) in cash to the Seller no later than March 15, 2013, in the event Combined Net Sales by the Company in calendar year 2012 reach or exceed US$****, plus an amount equal to **** percent (****%) of the amount by which such Combined Net Sales exceed US$**** (“2012 Earn-out”); and

(ii)	Two Million Five Hundred Thousand United States Dollars (US$2,500,000) in cash to the Seller no later than March 15, 2014, in the event Combined Net Sales by the Company in calendar year 2013 reach or exceed US$****, plus an amount equal to **** percent (****%) of the amount by which such Combined Net Sales exceed US$**** (“2013 Earn-out”).

(b) Within sixty (60) days after the end of each of the above calendar years, Buyer will (and will cause the Company to) submit to Seller full and accurate reports regarding the Combined Net Sales. Buyer hereby grants the Seller the right, exercisable not more than once in any calendar year to appoint an independent accounting firm, which shall be either a “big-four” accounting firm (i.e., Pricewaterhouse Coopers, Deloitte Touche Tohmatsu, Ernst & Young or KPMG) or any other independent accounting firm reasonably acceptable to Buyer (the “Audit Accountants”), to examine the Company’s books of account and records of Combined Net Sales at Seller’s sole cost and expense on prior written notice of at least twenty (20) calendar days, for the purpose of verifying the amount of Combined Net Sales.

2.4 Post Closing Audit; Purchase Price Adjustment; Dispute.

(a) Within sixty (60) days after the Closing Date or as soon thereafter as is reasonably practical using commercially reasonable efforts, Buyer will prepare and deliver to Seller (i) a closing balance sheet (the “Closing Date Balance Sheet”) of the Company on a consolidated basis, as of the Closing Date, in accordance with United States generally accepted accounting principles (“US GAAP”) and (ii) a calculation (the “Working Capital Calculation”) of the Working Capital of the Company as of the Closing Date (the “Closing Date Working Capital”). Seller shall have the right, at its expense, to have an independent certified public accountant audit the Closing Date Balance Sheet and the calculation of the Closing Date Working Capital within sixty (60) days of Seller’s receipt thereof. If the

Closing Date Working Capital as set forth in the Working Capital Calculation or, if disputed, as finally determined pursuant to Section 2.4(b), is less than the agreed Working Capital as required under Section 4.27 (the “Working Capital Deficiency”), the aggregate purchase price shall be adjusted downward dollar-for-dollar in the amount of the sum of the Working Capital Deficiency provided that the Working Capital Deficiency exceeds **** United States Dollars (US$****). The Seller shall immediately pay Buyer, by wire transfer of immediately available funds (in United States Dollars), an amount equal to the Working Capital Deficiency. If on the Closing Date (i) the Working Capital is greater than agreed Working Capital as required under Section 4.27 (the “Working Capital Surplus”), and (ii) the amount of cash and cash equivalents set forth on the Closing Date Balance Sheet is greater than **** United States Dollars (US$****) (the “Excess Cash”), the aggregate purchase price shall be adjusted upward dollar-for-dollar in an amount equal to the Working Capital Surplus provided that the Working Capital Surplus exceeds US$**** and shall be paid as follows: (i) by wire transfer of immediately available funds (in United States Dollars), an amount equal to the Excess Cash (but in no event exceeding the amount of the Working Capital Surplus), and (ii) from time to time commencing on the Closing Date and terminating no later than ninety (90) days after the determination of the Working Capital Calculation, in immediately available funds (in United States Dollars) an amount, if any, equal to the difference between the Working Capital Surplus and the Excess Cash as the Company receives payment for accounts receivables reflected on the Closing Date Balance Sheet (the “Additional Working Capital Payments”). For the purposes of this Section, any amount owed to the Company for services rendered to Parent prior to the Closing Date will be calculated as if it were paid in cash prior to the Closing Date.

(b) If Seller disputes the Closing Date Balance Sheet or the Closing Date Working Capital as set forth in the Working Capital Calculation, then, within the sixty (60) day period referred to in paragraph (a) above, Seller shall give Buyer a detailed written statement identifying all disputed items (collectively, the “Disputed Amounts”). Buyer and Seller shall use reasonable efforts to resolve any such dispute. If Buyer and Seller are unable to finally resolve such dispute within ten (10) days after Buyer’s receipt of Seller’s statement of Disputed Amounts, then the dispute shall be resolved by a “Big Four” independent certified public accounting firm that is reasonably acceptable to Buyer and Seller (the “Independent Accounting Firm”) considering recent past, current and anticipated future engagements. Buyer and Seller shall retain the Independent Accounting Firm within ten (10) days of the end of the ten (10) day period for Buyer and Seller to resolve their dispute. The determination of the Independent Accounting Firm shall be made as promptly as practicable and shall be final and binding on Buyer and Seller. The fees and expenses of the Independent Accounting Firm shall be allocated between Buyer and Seller so that Seller’s aggregate share of such fees and expenses bears the same proportion to the total amount of such fees and expenses as the Disputed Amounts unsuccessfully contested by Seller bears to the total of the Disputed Amounts submitted to the Independent Accounting Firm.

2.5 Escrow Shares.

(a) The Escrow shall provide security of Seller’s payment to Buyer of all amounts due as a result of the indemnification obligations in Article 6 of this Agreement.

(b) Any Claim against the Escrow must be made within the time periods provided for in Section 6.2 of this Agreement. At the end of the said period (and subject to any pending claims), the Escrow Shares remaining in Escrow will be released to Buyer, subject to and in accordance with the Escrow Agreement.

(c) For the purposes of releasing Escrow Shares to Buyer, the per share value of the Escrow Shares shall be deemed to be equal to the Average Closing Sales Price.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Parent jointly and severally make the representations and warranties set forth below to Seller on the date hereof.

3.1 Organization. Buyer is a corporation duly organized and validly existing under the laws of Israel. Parent is a corporation duly organized and validly existing under the laws of Delaware.

3.2 Authorization; Enforceability. Buyer and Parent have all requisite right, power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by Buyer and Parent and the consummation by Buyer and Parent of the transactions contemplated thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Buyer and Parent, and constitutes the legal, valid and binding obligation of Buyer and Parent, enforceable in accordance with its terms.

3.3 No Consent, Violation or Conflict. The execution and delivery of the Transaction Documents by Buyer and Parent, the consummation by Buyer and Parent of the transactions contemplated thereby, and compliance by the Buyer and the Parent with the provisions hereof: (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of Buyer’s or Parent’s Organizational Documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, any instrument or agreement to which Buyer and/or Parent is a party or by which Buyer and/or Parent or their properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing Date or any breaches or defaults which would not affect the Buyer’s and/or Parent’s ability to consummate the transactions contemplated thereby.

3.4 Brokers. Buyer and/or Parent has/have not employed any financial advisor, broker or finder and has/have not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement, which would be payable by Seller.

3.5 Consent of Governmental Authorities. Buyer and Parent have obtained, or will have obtained prior to the Closing, all necessary authorizations and no further consent, approval or authorization of, or registration, qualification or filing with any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Buyer or by the Parent, as applicable, in connection with the execution and delivery of the Transaction Documents by the Buyer and the Parent, or the consummation by the Buyer and by the Parent of the transactions contemplated thereby.

3.6 Legal Proceedings. There is no action, claim, dispute, suit, investigation or proceeding pending or, to Buyer’s and Parent’s Knowledge, threatened against Buyer or Parent or any of their properties or rights, nor any judgment, order, injunction or decree before any court, arbitrator or administrative or governmental body which might adversely affect or restrict the ability of Buyer or of Parent to consummate the transactions contemplated by the Transaction Documents, or to perform their respective obligations thereunder.

3.7 Knowledge. Buyer and Parent have sufficient knowledge, experience and sophistication in business matters, and are capable of evaluating the merits and risks of its purchase of the Company Capital Stock and of making an informed investment decision with respect thereto. The Buyer and Parent confirm that this Agreement and the purchase of the Company Capital Stock hereunder are not and will not be based on a promise or guarantee by the Seller or anybody on his behalf as to the future value and/or marketability of the Company Capital Stock, and there is no assurance or guarantee that past performance will be achieved in the future or that forward-looking plans or projections, or planned products, will materialize or achieve the projected or expected results. Buyer and Parent further confirm that the Closing shall indicate that the Buyer and Parent and their advisors were given the opportunity to examine the financial and business situation of the Company, and to ask questions and receive answers from the management of the Company. Buyer and Parent are aware that investment in the Company, and the operations of the Company, prior to and after the Closing Date, are subject to risk factors similar to those applicable to Parent– as set forth in Parent’s Annual Reports to the public.

3.8 Validity of Stock Consideration; Listing. When issued and delivered in accordance with this Agreement, the Stock Consideration shall be (a) duly and validly authorized, issued and outstanding, fully paid and non-assessable, (b) listed for trading on the New York Stock Exchange, and (c) free and clear of any Liens, except as provided in the escrow provisions specified in this Agreement and the lock-up provisions specified in Section 5.4.

3.9 SEC Documents and Compliance. Since January 1, 2008, Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (“SEC”), pursuant to the reporting requirements of all applicable federal and securities laws (all of the foregoing that were scheduled to be filed prior to the Closing Date, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, are hereinafter referred to as the “SEC Documents”). The SEC Documents comply in all material respects with the requirements of all applicable federal and securities laws, rules and regulations. The SEC Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.10 OCS. The Buyer and Parent represent that they are aware that the Company has received funds from the OCS and is bound by certain obligations regarding such support, including that: (i) the Company is, or may be, required to pay royalties to the OCS on sale of certain products if the development of such products was supported by the OCS (whether prior to or after the Closing Date), and (ii) applicable law in Israel prohibits transfer of know-how and technology created through the support of the OCS, and prohibits transfer of manufacture rights for products based on such know-how and technology, except with the prior written approval of the OCS and subject to payment of certain amounts. Buyer undertakes to cause the Company to submit the requisite notice to the OCS of the transaction following the Closing.

3.11 Antitrust. Regarding the Restrictive Trade Practices Law, 5748-1988, Buyer and Parent hereby confirm that no Pre-Merger Notification shall be required to be filed in connection with the transaction contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller and the Company jointly and severally make the representations and warranties set forth below to Buyer as of the date hereof, except as otherwise noted herein or as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”).

In general, each section of the Disclosure Schedules is numbered to correspond to the applicable section of this Agreement to which such section refers. However, a disclosure or exception set forth in any one of the Disclosure Schedules or in any one of the Sections of this Article 4, will be deemed to qualify other representations and warranties set forth in this Agreement to the extent such disclosure or exception is on its face applicable to such other representations and warranties.

4.1 Organization. The Company is a corporation duly organized and validly existing under the laws of Israel. The Company is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned or operated by it or the nature of its business makes such qualification or licensing necessary. The Company has all requisite right, power and authority to (a) own and operate its properties, (b) conduct its business as presently conducted in accordance with local business practices and (c) engage in and consummate the transactions contemplated hereby.

4.2 Authorization; Enforceability. The Company and the Seller have all requisite right, power and authority to execute and deliver the Transaction Documents and consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by the Company and the Seller and the consummation by the Company and the Seller of the transactions contemplated thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Company and the Seller and constitutes the legal, valid and binding obligations of such party, enforceable in accordance with its terms.

4.3 No Consent, Violation or Conflict. With respect to the Company and the Seller, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, and compliance by the Company and the Seller with the provisions hereof, (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of the Company’s Organizational Documents, and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent or trigger any liability under, or result in the creation of any Lien upon any property or assets of the Company pursuant to any instrument or agreement to which the Company is a party or by which the Company’s properties may be bound or affected, other than instruments or agreements listed in Schedule 4.3 of the Disclosure Schedule as to which : (a) consent shall have been obtained at or prior to the Closing Date, or (b) notice shall have been given at, or immediately following, the Closing Date.

4.4 Consent of Governmental Authorities. The Company and the Seller have obtained, or will have obtained prior to the Closing, all necessary authorizations and no further consent, approval or authorization of, or registration, qualification or filing, with any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Company or the Seller in connection with the execution and delivery of the Transaction Documents by the Company and the Seller or the consummation by the Company and the Seller of the transactions contemplated thereby.

4.5 Brokers. The Company and Seller have not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, which would be payable by Buyer, Parent or the Company after the Closing Date. Schedule 4.5 of the Disclosure Schedule sets forth a complete and accurate list of all agents and/or finders receiving or entitled to receive commissions from the Company in connection with commercial agreements or otherwise in the last five (5) years and all material terms agreed on between the Company and such agents and/or finders.

4.6 Organizational Documents and Corporate Records. A true and complete copy of the Organizational Documents of the Company, as amended has been delivered to Buyer. The Company is not in default under its Organizational Documents (past and present). Complete and accurate copies of all of the minutes of Board and shareholders which are in the possession of the Company or the Seller, as well as other corporate actions (including any actions taken by written consent without a meeting) of the board of directors and/or the shareholders of the Company have also been delivered to the Buyer. The Company has not adopted any resolution that would bind it in the future except as set forth in the said corporate records that have been delivered to the Buyer. All matters requiring the authorization or approval of the board of directors and/or the shareholders of the Company have been duly and validly authorized and approved by them. For the avoidance of doubt, Seller acknowledges that Buyer is not assuming liability for any commitments or obligations of the Company which may be contained in any prior missing Organization Documents or missing corporate records and Buyer will be indemnified for such pursuant to Section 6.4.

4.7 Capitalization. The authorized capital stock of the Company consists of one million (1,000,000) ordinary shares with par value of NIS 1.00 each, of which three hundred thousand and one (301,000) shares are issued and outstanding as of the date hereof. All of the Company Capital Stock, including all Company Capital Stock issued prior to the Closing Date has been and will be duly authorized and are and will be validly issued, fully paid and nonassessable. Seller is and will be the legal, record and beneficial owner of one hundred percent (100%) of the Company Capital Stock, and such Company Capital Stock is and will be owned free and clear of any Liens whatsoever, including, without limitation, claims or rights under any voting trust agreements, shareholder agreements or other agreements. The Company has no subsidiaries and no investment or equity interest in any other Person. None of the Company Capital Stock was or will be issued in violation of any law, preemptive right, right of first refusal or similar agreement. There are no claims, or grounds for claims, against the Company, by any of its prior shareholders or any Person on their behalf, of any sort, including, without limitation, in respect of any past rights for equity, royalties, or repayment of loans. At the Closing, Seller will transfer and convey and Buyer will acquire good and valid title to the Company Capital Stock free and clear of all Liens. No written or oral agreement or understanding with respect to the disposition of the Company Capital Stock or any rights therein, other than this Agreement, exists.

4.8 Rights, Warrants, Options. There are no options, warrants or other rights, arrangements or commitments of any character to which the Company or the Seller is a party or by which the Company or the Seller is bound relating to the issued or unissued Company Capital Stock or obligating the Company to issue or sell any Company Capital Stock, or other equity interests in, the Company. There are no outstanding obligations of the Company to redeem or otherwise acquire any of the Company Capital Stock and there are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.9 Financial Statements. Schedule 4.9 of the Disclosure Schedules includes a true and complete copy of (a) the audited balance sheet of the Company as of December 31, 2010, and the audited statement of operations, audited statement of change in equity and comprehensive income and audited statement of cash flow, all for the fiscal year ended on December 31, 2010, including any related notes and the supplement, including an unqualified opinion by the Company’s independent certified public accountants pursuant to their audit of the financial records of the Company, and (b) the unaudited balance sheets of the Company as of September 30, 2011 and September 30, 2010, the unaudited statement of change in equity and comprehensive income and the unaudited statement of operations and statement of cash flow of the Company for the nine (9) months ending on such dates, reviewed by the Company’s independent certified public accountant and certified by the Company’s chief financial officer (collectively, the “Financial Statements”). The Financial Statements: (a) have been prepared in accordance with the books of account and records of the Company; (b) fairly present, and are true, correct and complete statements in all material respects of the consolidated financial condition of the Company and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with Israeli generally accepted accounting principles (“Israeli GAAP”) consistently applied with prior periods and delivered in accordance with US GAAP. On the Closing Date, the Company will deliver an unaudited preliminary balance sheet of the Company as of the Closing Date and a preliminary unaudited profit and loss statement for the period ending on the Closing Date (collectively, the “Closing Trial Balance”). The Closing Trial Balance will (a) be prepared in accordance with the books of account and records of the Company and delivered at Closing in accordance with Israeli GAAP and (b) fairly present a good faith estimate of the financial condition of the Company as at the Closing Date. Within fourteen (14) days of Closing the Seller and the Company will either deliver an amended Closing Trial Balance, correct as of the Closing Date, in accordance with US GAAP, or will certify that the Closing Trial Balance that was delivered on the Closing Date is correct as of the Closing Date, in accordance with US GAAP.

4.10 Absence of Undisclosed Liabilities. As of the Closing Date, the Company has no debts, claims, Liabilities, commitments or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than as specifically disclosed and accrued for or reserved against in the Financial Statements or in the Closing Trial Balance. To the Seller’s or Company’s Knowledge, there is no basis for assertion against the Company of any debt, claim, Liability, commitment, obligation or loss beyond those described above. For the avoidance of doubt, Seller acknowledges that save with regard to those described above, Buyer is not assuming any debts, claims, Liabilities, commitments, obligations or losses, and Buyer will be indemnified for such pursuant and subject to Sections 6.2, 6.4 and 6.5.

4.11 Compliance with Laws.

(a) The Company is in compliance with all Laws applicable to it or its properties or has made all necessary filings to be in compliance with all such Laws, including, without limitation, those relating to (i) the development, testing, manufacture, packaging and labeling of products, (ii) employment, occupational safety and employee health, (iii) building, zoning and land use; and (iv) the Foreign Corrupt Practices Act and all applicable anti-bribery, anti-kickback and related laws and regulations. The Company has not received notification from any governmental or regulatory authority asserting that it is not in compliance with or has violated any of the Laws which such governmental or regulatory authority enforces, or threatening to revoke any authorization, consent, approval, franchise, license, or permit, and the Company is not subject to any agreement or consent decree with any governmental or regulatory authority arising out of previously asserted violations.

(b) The Company has at all times been in compliance with all legal requirements applicable to it, relating to export control, trade embargoes, and anti-boycott prohibitions. No product sold or services provided by the Company during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya, North Korea, Lebanon or Syria or customers in such countries.

4.12 Legal Proceedings. (a) The Company is not a party to any pending or, to the Seller’s or Company’s Knowledge threatened, legal, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation, and (b) to the Seller’s or Company’s Knowledge, no Person who is or was within the last five (5) years a director or officer of the Company is a party to any pending, or threatened, legal, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation in their capacity as directors or officers of the Company, which adversely affects the Company. The Company is not subject to any order, writ, injunction, decree or other judgment of any court. The Company is not subject to any decree or other similar judgment of any governmental authority. There are no suits or proceedings pending or, to the Seller’s or Company’s Knowledge threatened, before any court or by or before any governmental or regulatory authority, commission, or agency or public regulatory body against Seller which, if adversely determined, would interfere with Seller’s ability to consummate the transactions contemplated hereby. There are no claims or, to the Seller’s or Company’s Knowledge, grounds for claims against the Company, by any Person, in respect of events relating to the business and assets of the Company in respect of events that occurred prior to its incorporation.

4.13 Title to and Condition of Personal Property.

(a) The Company has and will have good and marketable title or leasehold interest to each item of equipment and other personal property included as an asset in the Closing Trial Balance and/or used in connection with the operation of its business.

(b) The buildings, structures, appurtenances, leasehold improvements, equipment, machinery, rolling stock and other tangible property owned or used by the Company (i) are not, and as of the Closing Date, will not be in need of substantial maintenance or repairs (except for ordinary or routine maintenance or repairs), (ii) to the Seller’s or Company’s Knowledge, are, and as of the Closing Date will be, free of structural or non-structural defects, and (iii) have access to adequate water, sewer, gas, telephone and electric utilities which are in good working order; in each instance as is sufficient to conduct the business of the Company as currently conducted.

(c) Each item of equipment, personal property and asset of the Company, included as an asset in the Closing Trial Balance and/or used in connection with the operation of its business shall remain with the Company. The parties agree that Schedule 4.13(c) of the Disclosure Schedule sets forth the full and complete list of all assets owned by the Company as of the Closing Date. Except as set forth on such Schedule 4.13(c), none of the items of equipment, personal property and assets included therein was imported under a temporary import or similar regulatory regime that would restrict the transfer, or would cause the Company to owe additional Taxes as a result of the transfer, of such property.

4.14 Real Property.

(a) The offices of the Company are located at the real property leased by the Company (the “Real Property”). The Company or Seller have delivered to Buyer true and complete copies of all of the lease agreements relating to the Real Property. The Company enjoys peaceful and undisturbed possession of the Real Property.

(b) The Company does not own any real property.

(c) All construction and improvements made on the Real Property are, as of the Closing Date, not in need of substantial repairs except for ordinary or routine maintenance or repairs.

4.15 Governmental Authorizations. The Company has all authorizations, consents, approvals, franchises, licenses and permits required under applicable Law for the ownership of the Company’s properties and operation of its business as presently operated (the “Permits”). No suspension, nonrenewal or cancellation of any of the Permits is pending or, to the Seller’s or Company’s Knowledge, threatened, and, to the Seller’s or Company’s Knowledge, there is no reasonable basis therefor. The Company is not in conflict with, or in default or violation of any Permits. There has been no change in the business, as presented to the municipality of Nesher in connection with the Company’s business license, since the issuance of such business license.

4.16 Compliance with Environmental Laws. The Company is in compliance with all applicable Environmental Laws. There have been no governmental claims, citations, notices of violation, judgments, decrees or orders issued against the Company for impairment or damage, injury or adverse effect to the environment or public health and there have been no private complaints with respect to any such matters. There is no condition relating to any properties of the Company that would require any type of remediation, clean-up, response or other action under applicable Environmental Laws and the Company has complied with Environmental Laws in the generation, treatment, storage and disposal of toxic and hazardous substances, as defined under any applicable Environmental Laws.

4.17 Employment Matters.

(a) Except as provided in and by applicable Law, Extension Decrees and the personal employment contracts listed in Schedule 4.19(h) of the Disclosure Schedule, there are no employment, consulting, severance or indemnification arrangements, arrangements which contain change of control provisions, agreements, or understandings between the Company and any officer, director, consultant or employee. Schedule 4.17(a) of the Disclosure Schedule contains the names, job descriptions and monthly salary rates and other benefits and compensation of all employees and consultants of the Company. Except for a safety regulations manual and written SOPs (Standard Operations Procedures), complete copy of which were made available to the Buyer, the Company has not adopted any employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment, working conditions, vacation and sick leave.

(b) The Company has complied with all applicable employment Laws, including payroll and related obligations, benefits, and social security, and does not have any obligation in respect of any amount due to employees of the Company or government agencies, other than normal salary, other fringe benefits and contributions accrued but not payable on the date hereof.

(c) Except as provided in and by applicable Laws, Extension Decrees and the personal employment contracts listed in Schedule 4.19(h) of the Disclosure Schedule, there are no pension, retirement, stock purchase, stock bonus, stock ownership, stock option, profit sharing, savings, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other material employee benefit plan, policy, agreement, commitment, arrangement or practice currently or previously maintained by the Company for any of its directors, officers, consultants, employees or former employees.

(d) Without limiting the generality of Section 4.11, (i) the Company has paid or accrued all amounts required under applicable labor and employment Laws to be paid through the date hereof, and (ii) the Company has set aside adequate reserves to meet contributions to severance payment for the period up to date which are not yet due. Except as disclosed or noted in the Financial Statements or the Closing Trial Balance, there are no amounts due or owing to any employee of the Company for any accrued salary, remuneration, compensation and/or benefit, including, without limitation, amounts due for accrued vacation, sick leave, royalties or commissions. The Company is and has always been in full compliance with the provisions of the Hours of Work and Rest Law 5711-1951, the Severance Pay Law 5723-1963 and the Sexual Harassment Prevention Law 5748 -1998.

(e) Seller is not an employee of the Company, and does not and will not have any claims against the Company in respect to his prior employment or any other engagement, by or for the Company, or its predecessors.

(f) None of the Company employees have any claim or grounds for claim against the Company for severance pay, notice or any other rights or benefits in relation to the period prior to the Closing of the Asset Purchase Agreement of January 4, 2008 between the Company and FineTech Labs (the “APA”), when they were employed by FineTech Labs. There are no current or past claims or grounds for claims against the Company by any ex-employee of FineTech Labs with respect to the foregoing matters.

(g) No academic institution has any rights to any Intellectual Property of the Company. No Company employee or consultant of the Company has ever used any facilities of any academic institute for the provision of services to the Company. Except as disclosed on Schedule 4.17(g) of the Disclosure Schedule, no employee or consultant, engaged in the development of the Intellectual Property of the Company, is or has been working at, or involved in the development of intellectual property for, an academic institution at the same time.

(h) None of the Company former or present employees has any claim, or grounds for claims, for royalties or any other compensation with respect to the Intellectual Property.

4.18 Labor Relations. There is no strike or dispute pending or threatened involving any employees of the Company. Except as decreed in applicable Extension Decrees, the Company is not a party to, or otherwise bound by, any labor or collective bargaining agreement. None of the employees of the Company are known to be engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit. Without limiting the generality of Section 4.11, (a) no unfair labor practice complaints are pending or, to the Seller’s or Company’s Knowledge, threatened against the Company, and (b) no Person has made any claim, and, to the Seller’s or Company’s Knowledge, there is no basis for any claim, against the Company under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex and racial discrimination, conditions of employment, and wages and hours.

4.19 Company Contracts.

Schedule 4.19 of the Disclosure Schedule sets forth a list (all such contracts, agreements, arrangements or commitments as are required to be set forth on Schedule 4.19 being referred to herein collectively as the “Company Contracts”) of all written agreements, arrangements or commitments to which either the Company is a party or by which any of its assets is bound or affected, including, without limitation:

(a) each partnership, joint venture or similar agreement of the Company with another Person;

(b) each contract or agreement under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of more than Twenty Thousand United States Dollars (US$20,000) in principal amount or under which the Company has imposed (or may impose) a Lien on any of its assets, whether tangible or intangible securing indebtedness in excess of Twenty Thousand United States Dollars (US$20,000);

(c) each contract or agreement which involves an aggregate payment or commitment per contract or agreement on the part of the Company of more than Twenty Thousand United States Dollars (US$20,000) per year;

(d) each contract or agreement which involves or contributes to the Company, aggregate annual remuneration which exceeds five percent (5%) of the Company’s consolidated annual net revenues for the twelve months ended December 31, 2010;

(e) all leases and subleases from any third person to the Company, in each case requiring annual lease payments in excess of Twenty Thousand United States Dollars (US$20,000);

(f) each contract or agreement to which the Company or any of its Affiliates is a party limiting the right of the Company (i) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or (ii) to solicit any customer or client;

(g) fire, casualty, liability, title, worker’s compensation and all other insurance policies and binders maintained by the Company;

(h) all personal employment contracts and consulting contracts between the Company and persons employed and/or engaged by the Company, as applicable;

(i) all licenses, licensing agreements and other agreements providing in whole or part for the use of any Intellectual Property of the Company;

(j) all outstanding purchase orders issued or received by the Company with a value of Ten Thousand United States Dollars (US $10,000) or more per order; and

(k) all other contracts or agreements which individually or in the aggregate are material to the Company or the conduct of its business, other than those which are terminable upon no more than thirty (30) days notice by the Company without penalty or other adverse consequence.

The transaction contemplated by this Agreement will not trigger any change of control provisions in any of the Company Contracts. The Company Contracts are each in full force and effect and are the valid and legally binding obligations of the Company which is a party thereto and, to the Seller’s or Company’s Knowledge, are valid and binding obligations of the other parties thereto. The Company is not a party to, nor is its business or any of its assets bound by, any oral agreement. Except as disclosed on Schedule 4.22 of the Disclosure Schedule, the Company is not in default under its Organizational Documents in any material respect or in default under any Company Contract to which it is a party, and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default. Notwithstanding any other provision in this Agreement, it is hereby acknowledged that:(i) in some cases the actual remuneration due to the Company’s employees (as set forth in Schedule 4.17(a) of the Disclosure Schedule) may be higher than the remuneration included in the personal employment contracts, due to increases over the years; and (ii) for the last several years, the price per gram paid by **** has been reduced by mutual consent, as compared to the price set forth in the January 2006 agreement between **** and FineTech Labs.

4.20 Tax Matters. All Tax returns and other similar documents required to be filed with respect to the Company have been timely filed with the appropriate governmental authorities in all jurisdictions in which such returns and documents are required to be filed, all of the foregoing as filed are true, correct and complete, including the representation of net operating loss tax carry forwards, and reflect accurately all liabilities for Taxes of the Company for the periods to which such returns and documents relate, and all amounts shown as owing thereon have been paid. All Taxes, if any, collectible or payable by the Company or relating to or chargeable against any of its assets, revenues or income through the Closing Date were fully collected and paid by such date or provided for by adequate reserves in the Company’s Financial Statements and the Closing Trial Balance. No claims or deficiencies have been asserted against the Company with respect to any Taxes and there exists no reasonable basis for the making of any such claims. The above notwithstanding, the Company has paid an additional amount of NIS 214,000 to the tax authorities and obtained final tax assessments for past years (SHUMOT SOFIOT). The Company has not waived any restrictions on assessment or collection of material Taxes or consented to the extension of any statute of limitations relating to taxation.

4.21 Guaranties. The Company is not a party to any Guaranty, and no Person is a party to any Guaranty for the benefit of the Company.

4.22 Insurance. Set forth on Schedule 4.22 of the Disclosure Schedule is a list of all insurance policies providing insurance coverage of any nature to the Company. The Company has previously delivered to Buyer a true and complete copy of all of such insurance policies as amended. Except as disclosed on Schedule 4.22, such policies are sufficient for the compliance by Company with all requirements of Law and all Company Contracts. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied with all material terms and conditions of such policies, including the payment of premium payments. None of the insurance carriers has indicated to Company an intention to cancel any such policy. The Company has no claim pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

4.23 Inventories. The inventories of the Company shown on the balance sheets included in the Financial Statements and the inventories of the Company as of the Closing Date are stated and will be stated at not more than the lower of cost (on a first-in first-out basis) or market, and are fit for their particular use, do not and will not include any items below standard quality, defective, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the ordinary course of the business of the Company as currently conducted or any items whose expiration date has passed or will pass within six (6) months of the date hereof and of the Closing (which, with respect to items which do not have an expiration date, shall in any event not include quantities of items not usable or salable within twelve (12) months from the date hereof), the value of which has not been fully written down or reserved against in the Financial Statements. The Company has and through the Closing will continue to have adequate quantities and types of inventory to enable it to conduct its business consistent with past practices and anticipated operations. Schedule 4.23 of the Disclosure Schedule sets forth a list and a good faith estimate of the quantities of all of the Product Inventory as of the Closing Date.

4.24 Company Products; Regulatory Approvals.

(a) Each Company Product has been manufactured in accordance with (i) the product registration applicable to such Company Product, (ii) the specifications under which the Company Product is normally and has normally been manufactured, and (iii) without limiting the generality of Section 4.11, the provisions of all applicable Laws.

(b) All of the Regulatory Approvals are in full force and effect and have been duly and validly issued. There is no action or proceeding by any governmental or regulatory authority pending or, to the Knowledge of the Company, the Seller or any of their Affiliates, threatened seeking the recall of any of the Company Products or the revocation or suspension of any Regulatory Approval. The Company has made available to Buyer complete and correct copies of all Regulatory Approvals. In addition, (i) the Company has made available to Buyer a complete and correct copy of the Product Data; (ii) to the Knowledge of the Company, the Seller or any of their Affiliates, all laws and regulations applicable to the preparation and submission of the Regulatory Approvals to the relevant regulatory authorities have been complied with; (iii) to the Knowledge of the Company, the Seller or any of their Affiliates, the Company has filed with the relevant regulatory authorities all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals.

(c) Schedule 4.24(c) of the Disclosure Schedule lists all DMFs which are pending or maintained by the Company.

(d) No Company Products have at any time been recalled, withdrawn or suspended by the Company, whether voluntarily or otherwise. Without limiting the generality of Section 4.11, there are no completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Company Product, and there are no regulatory letters, warning letters, and letters of adverse findings received by the Company or any of its agents relating to the Company or any of the Company Products.

(e) To the Seller’s or Company’s Knowledge, there exist no set of facts: (i) which could furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, export license or other license, approval or consent of any domestic or foreign governmental or regulatory authority with respect to the Company or any of the Company Products; or (ii) which could furnish a basis for the recall, withdrawal or suspension of any Company Product from the market.

(f) All Company Products which have been sold through the Company have been merchantable and free from defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law and as set forth in the specific order. The Company has not received any material claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of the Company Products.

(g) As of the Closing Date, all Product Inventory will conform to the specifications therefor contained in the relevant Company Contracts and in the Regulatory Approvals and with the requirements of all applicable governmental or regulatory authorities, and is capable of maintaining such until the expiration date therefor.

4.25 Intellectual Property Rights.

(a) Schedule 4.25 of the Disclosure Schedule sets forth a complete and correct list of all Intellectual Property that is owned by the Company and the Intellectual Property that the Company has a license, sublicense or other permission to use. Schedule 4.25 also indicates which Intellectual Property the Company intends to abandon. The Company owns, or has a license, sublicense or other permission or right to use, all of the Intellectual Property, free and clear of all Liens or other encumbrances, except license fees as stated in the above Schedule. The Company is the owner of record of all right, title and interest in and to the patent applications and patents that it owns and which are not listed in Schedule 4.25 as having been abandoned. All necessary registration, maintenance and renewal fees in connection with such patent applications and patents that the Company is bound to bear and wishes to maintain, or which are material to the business as presently conducted or presently contemplated to be conducted have been paid. As regards to Company-owned Intellectual Property that the Company decided to register and maintain, all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant copyright, trademark or other governmental or regulatory authorities.

(b) The Intellectual Property includes all patents and patent applications, and technology, know-how and information owned or licensed to the Company relating to the manufacture, use or sale of the Company Products and any products under development by the Company. There have been no claims made against the Company or any of its Affiliates asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property, and, to the Knowledge of the Company or Seller, no grounds for any such claims exist. Neither the Company, the Seller nor any of their Affiliates has made any claim of any violation or infringement by others of its rights in the Intellectual Property, and, to the Knowledge of the Company, the Seller or any of their Affiliates, no grounds for any such claims exist. Neither the Company, the Seller nor any of their Affiliates has received any notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property and, to the Knowledge of the Company, the Seller or any of their Affiliates, the use of the Intellectual Property by the Seller or any of its Affiliates is not infringing and has not infringed upon any rights of any other Person. Except as provided in the Company Contracts, no interest in any Intellectual Property has been assigned, transferred, licensed or sublicensed by the Company or any of its Affiliates to any Person. Neither the Company, the Seller nor any of their Affiliates has Knowledge of any act or failure to act by any of them or any of their respective directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any patent application regarding Company-owned Intellectual Property or of any other fact which could render invalid or unenforceable, or negate the right to issuance of patents upon such applications.

(c) Seller irrevocably and unconditionally waives any former, present or future right to claim royalties in relation to any Intellectual Property.

(d) Notwithstanding any other provision of this Agreement, it is hereby acknowledged that the Company has engaged, through the years, in development projects for customers (such as Teva, Opko and others), where the development was funded by the customer, and the ensuing intellectual property rights belong to the said customers. Such intellectual property rights are specifically excluded from the Intellectual Property, even if records of these projects exist in the Company.

4.26 Power of Attorney. The Company has not issued, granted or executed any powers of attorney on behalf of the Company which are in force at the Closing Date.

4.27 Company Cash; Working Capital. As of the Closing Date, the Company will have at least **** United States Dollars (US$****) of cash and cash equivalents on hand, and the Company’s Working Capital (exclusive of cash and cash equivalents) shall be at least One United States Dollar (US$1). For the purposes of this Section, any amount owed to the Company for services rendered to Parent prior to the Closing Date will be calculated as if it were paid in cash prior to the Closing Date.

4.28 Absence of Material Adverse Effects. Except as set forth on Schedule 4.28 of the Disclosure Schedule, since December 31, 2010, the Company has conducted its business only in the ordinary and usual course and in a manner consistent with past practices and, since such date there has been no Material Adverse Effect and the Company has not engaged or agreed to engage in any actions described in Section 7.1(b)(i)–(xxii).

4.29 Accounts and Notes Receivable and Payable. Set forth on Schedule 4.29 of the Disclosure Schedule is a true and complete aged list of unpaid accounts and notes receivable owing to and owed by the Company as of the date hereof. All of such accounts and notes receivable and payable constitute bona fide, valid and binding claims arising in the ordinary course of the Company’s business. Except as set forth on Schedule 4.29, there is no agreement for deduction, free goods, discounts, or other deferred price or adjustment to such receivables. Except as set forth on Schedule 4.29, (i) all receivables owing to the Company are less than ninety (90) days old, to the Knowledge of the Company or the Seller are fully collectible and (ii) to the Knowledge of the Company or the Seller will be collected in the ordinary course of business.

4.30 Related Parties. Except as disclosed in Schedule 4.30 of the Disclosure Schedule, neither the Seller nor his spouse or family members, nor to the Knowledge of the Company or the Seller any officer, director, or employee of the Company, nor or any of their respective spouses or family members has, directly or indirectly, (a) any ownership interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor, supplier or customer of the Company; (b) any ownership interest or any monetary claim in relation to any property or asset, tangible or intangible, including any Intellectual Property, used in the conduct of the Company’s business; (c) any interest in or is, directly or indirectly, a party to, any Company Contract; (d) any contractual or other arrangement with the Company, or any competitor, supplier or customer of the Company; (e) any cause of action or claim for money owing from the Company for services of any nature rendered to the Company; (f) any other cause of action or claim whatsoever against the Company or (f) owes any amount to, or any other Liability to the Company. The Company has no Liability to Seller.

4.31 Government Grants. Schedule 4.31 of the Disclosure Schedule identifies each Governmental Grant (including grants from the OCS and with respect to “approved enterprise” status and grants from the Investment Center). Except as set forth on Schedule 4.31, the Company has never applied for or received any Governmental Grant. The Company has delivered to Buyer accurate and complete copies of: (i) all applications and related documents and correspondence submitted by the Company to the Investment Center, the OCS and any other Governmental Authority; and (ii) all certificates of approval and letters of approval (and supplements thereto) granted to the Company by the Investment Center, the OCS and any other Governmental Authority. In each such application submitted by or on behalf of the Company, all information required by such application has been disclosed accurately and completely. Except for undertakings set forth in such letters of approval and under applicable law, there are no undertakings of the Company given in connection with any Governmental Grant. The Company is in compliance with the terms, conditions, requirements and criteria of all Governmental Grants, except for any noncompliance with such Governmental Grants that would not cause the Company to lose a material benefit or incur any material liability and the Company has duly fulfilled all conditions, undertakings and other obligations relating thereto. Except as set forth in Schedule 4.31, no Governmental Authority: (i) has awarded any participation or provided any support to Company; or (ii) is or may become entitled to receive any royalties or other payments from the Company in consideration of such participation or support. Schedule 4.31 also specifies all Company Products or product candidates that were developed with the support or funding of the OCS and any special conditions relating thereto contained in any OCS research committee approval.

4.32 Accuracy of Information Furnished. To the knowledge of the Seller, no representation, statement or information contained in this Agreement (including the various Exhibits attached hereto) or any agreement executed in connection herewith or in any certificate or other document delivered pursuant hereto or thereto or made or furnished to the Buyer or its representatives by the Seller, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained herein and therein, in light of the circumstances under which they were made, not misleading. Copies of all documents listed or described in the various Exhibits attached hereto and provided by Seller to the Buyer are true, accurate and complete.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Noncompetition.

(a) The Seller acknowledges that in order to assist Buyer in retaining the value of the Company as a “going concern,” the Seller agrees not to utilize his special knowledge of the business of the Company and its relationships with customers, suppliers and others to compete with the Company in the business of the Company as presently conducted or contemplated to be conducted, including without limitation, the development, manufacturing or marketing of APIs in specialty generic markets. For a period which expires on the later of four (4) years beginning on the Closing Date or two (2) years following the termination of any consulting relationship with the Company (the “Noncompete Period”), neither Seller nor any of his Affiliates shall engage or have an interest in (directly or indirectly) any entity that competes with such business of the Company anywhere in Israel or any other geographic area where the Company does business alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder, or through the investment of capital, lending of money or property, rendering of services or otherwise.

(b) Except in connection with services to the Company, during the Noncompete Period, neither Seller nor any of his Affiliates shall, knowingly or intentionally, directly or indirectly, (i) call upon, accept business from, or solicit the business of any Person who is, or who had been at any time during the preceding two (2) years, a customer of the Company, or otherwise divert or attempt to divert sales from the Company or any successor to the business of the Company; or (ii) recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company or such successor to terminate his or her employment or other relationship with the Company or such successor. Without derogating from the provisions of Section 5.5 below, except in connection with services to the Company, the Seller shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company.

5.2 Confidentiality. Seller acknowledges that all confidential or proprietary information with respect to the business and operations of the Company are valuable. Seller shall not, at any time after the Closing Date (except as required in connection with his services to the Company) disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to the Company or Buyer, whether or not for the Seller’s own benefit, without the prior written consent of Buyer, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company or Buyer which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by Seller or a Person to whom Seller has provided such information. The Seller acknowledges that Buyer would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company.

5.3 Continuing Obligations. The restrictions set forth in Sections 5.1 and 5.2 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and Buyer. The Seller acknowledges that Buyer would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Buyer in the event the covenants contained in Sections 5.1 and 5.2 were not complied with in accordance with their terms. Accordingly, Seller agrees that any breach or threatened breach by the Seller or his Affiliates of any provision of Sections 5.1 and 5.2 shall entitle the Buyer to injunctive and other equitable relief, without requirement of posting a bond or other surety, to secure the enforcement of these provisions, in addition to any other remedies which may be available to the Buyer, and that the Buyer shall be entitled to receive from the Seller reimbursement for all attorneys’ fees and expenses incurred by the Buyer in enforcing these provisions. In addition to its other rights and remedies, the Buyer shall have the right to require Seller to account for and pay over to the Buyer, all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by the Seller or his Affiliates from the action constituting such breach. If the Seller breaches the covenants set forth in Section 5.1, the running of the four (4) year noncompete period described therein shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of Sections 5.1, 5.2 and 5.3 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Sections 5.1, 5.2 and 5.3 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 5.1, 5.2 and 5.3 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

5.4 Investment Intent; Accredited Investor Status; Restrictions on Sale.

(a) Seller represents that he has such knowledge and experience in business or financial matters that it is capable of evaluating the merits and risks of an investment in the Stock Consideration. Seller understands and acknowledges that the Stock Consideration has not been registered with the SEC and that he may not sell, transfer or otherwise dispose of all or any portion of the Stock Consideration except (i) in accordance with the provisions of SEC Rule 144 and/or pursuant to a valid exemption from registration under the Securities Act, (ii) pursuant to an effective registration statement under the Securities Act or (iii) upon receipt by Parent of an opinion of counsel acceptable to Parent to the effect that such sale, transfer or disposition is otherwise exempt from registration under the Securities Act. Certificates representing the Stock Consideration shall bear a restrictive legend.

(b) In order to induce Buyer and Parent to enter into this Agreement and consummate the transactions contemplated hereby, the Seller hereby agrees that he will not, and will not permit any of his successors or assigns to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, (collectively, a “Disposition”) for a one-year period beginning on the Closing Date (the “Lock-Up Period”), seventy five percent (75%) of the shares of the Stock Consideration issuable in the transaction (the “Locked-Up Shares”). The foregoing restriction is expressly agreed to preclude the Seller from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of the Locked-Up Shares during the Lock-Up Period. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Locked-Up Shares or with respect to any security that includes, relates to or derives any significant part of its value from the Locked-Up Shares during the Lock-Up Period. To avoid doubts and notwithstanding the foregoing provisions, at any time during the Lock-Up Period Seller may enter into any contractual or other arrangements regarding Disposition of the Locked-Up Shares, provided that actual transfer of title may not occur prior to the end of the Lock-Up Period.

(c) With a view to making available to Seller the benefits of SEC Rule 144 and any other SEC rule or regulation that may at any time permit Seller to sell shares of the Stock Consideration to the public without registration, Parent shall use commercially reasonable efforts: (a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, (b) file with the SEC in a timely manner all reports and other documents required of it under the Securities Act and the Exchange Act; and (c) furnish to Seller upon request, so long as he owns any shares of the Stock Consideration, forthwith upon request (i) a written statement that Parent has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent; and (iii) such other information as may be reasonably requested in availing Seller of any SEC rule or regulation that permits the sale of any such securities without registration. Upon receipt of legal opinion reasonably acceptable to Parent to the effect that a sale, transfer or disposition of shares constituting the Stock Consideration is exempt from registration requirements under the Securities Act, Parent shall remove the restrictive legend from certificates representing such shares being sold, transferred or disposed of in compliance with applicable SEC rules and regulations.

5.5 FineTech Labs; Change of Name. The Seller undertakes to act promptly and to deliver a certificate of change of name of FineTech Labs issued by the Registrar, evidencing the change of FineTech Lab’s registered name to a name that does not include “FineTech” or a similar sounding name, within thirty (30) days of the Closing Date. Moreover, Seller undertakes that neither he nor any of his Affiliates shall use the name “FineTech” as a trade name.

ARTICLE 6

SURVIVAL; INDEMNIFICATION

6.1 Investigation. The representations, warranties and covenants set forth in this Agreement, as excepted in the relevant Disclosure Schedules, shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representation, warranties and/or covenants were made.

6.2 Survival of the Representations and Warranties. The representations and warranties and indemnification obligations of the Seller the Company, the Parent and the Buyer shall survive the Closing Date for a period of **** from the Closing Date and no claim for indemnification may be made after such time, provided, however, that (i) the representations in Section 4.7 (Capitalization) and 4.8 (Rights, Warrants, Options) shall survive indefinitely and claims for indemnification can be made at any time; and (ii) the representations and warranties set forth in Sections 4.16 (Compliance with Environmental Laws) and 4.20 (Tax Matters) shall survive the Closing Date until the expiration of the period specified in the applicable statute of limitations and claims for indemnification can be made within such periods.

6.3 General Release. Except as otherwise provided for herein, the Seller hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, each of the Company and its officers, directors, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages towards the Seller or any of its Affiliates, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to the Company which ever existed or now exist towards the Seller or any of its Affiliates, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date. None of the information supplied by the Company or its professional advisors to the Seller or his agents, representatives or advisors in connection with the representations and warranties set forth in Article 4 or otherwise in relation to the business or affairs of the Company shall be deemed a representation, warranty or guarantee of its accuracy by the Company to the Seller, and the Seller waives any claims against the Company which it might otherwise have in respect of it.

6.4 Indemnification.

(a) Indemnification by Seller. Subject to the limitations set forth below, Seller agrees to defend, indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers, employees and agents from, against and in respect of, the full amount (subject to the limitations of Sections 6.2 and 6.5) of:

(i) (A) any and all actions, suits, proceedings, demands, liabilities, damages, claims, deficiencies, fines, penalties, interest, assessments, judgments, losses, Taxes, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, the “Indemnified Losses”) arising from or in connection with any breach or violation of any of the representations and warranties of the Company or Seller contained in this Agreement or (B) any and all Indemnified Losses arising from or in connection with any breach or violation of the covenants or agreements of the Seller or the Company contained in this Agreement (with regard to the Company – only the pre-Closing covenants); For the purposes of this Section 6.4, the term “Indemnified Losses” shall not include amounts that are provided for in the Company’s Financial Statements or in the Closing Trial Balance, and shall not include amounts that are covered by insurance or would have been so covered if the Company would maintain, after the Closing Date, insurance policies with the same scope of protection as afforded by the presently existing policies;

(ii) any and all Indemnified Losses for Taxes attributable to all Tax years or portions thereof ending on or prior to the Closing Date imposed on the Company;

(iii) any and all capital gains or other Taxes related to or arising from the sale and transfer by the Seller of the Company Capital Stock contemplated hereby by reason of any Liability of the Company or the Seller for such Taxes as assessed by any taxing authority against Seller and/or the Company either before or after the Closing Date;

(iv) any and all Indemnified Losses related to or arising from claims for breach of contract or the Company’s Organizational Documents by the Company or the Seller, existing on or prior to the Closing Date, and/or which are brought after the Closing Date in respect of any act or omission of the Company or the Seller which occurred prior to the Closing Date;

(v) any and all Indemnified Losses related to or arising from any Company Products delivered by the Company prior to the Closing Date, including without limitation, Indemnified Losses for product recalls, product defects, warranty claims, personal injury or death resulting from Company Products delivered by the Company prior to the Closing Date;

(vi) other Indemnified Losses which relate to any legal and/or governmental proceedings against the Company existing on or prior to the Closing Date, and/or which are brought against the Company after the Closing Date for acts and omissions of the Company or Seller, which occurred prior to the Closing Date; and

(vii) any and all Indemnified Losses not reserved for on the Financial Statements or the Closing Trial Balance related to the business or operations of the Company prior to the Closing Date.

(b) Indemnification by Parent and Buyer. Buyer and Parent, jointly and severally, agree to defend, indemnify and hold harmless Seller and his Affiliates and their respective directors, officers, employees and agents from, against and in respect of, the full amount of:

(i) any and all Indemnified Losses arising from or in connection with any breach or violation of any of the representations or warranties of the Buyer and/or the Parent contained in this Agreement;

(ii) any and all Indemnified Losses arising from or in connection with any breach or violation of any of the covenants or agreements of Buyer and/or the Parent contained in this Agreement, and

(iii) any and all capital or other Taxes related to or arising from the sale and transfer by Buyer or Parent to Seller of the Stock Consideration contemplated hereby by reason of any Liability of Buyer or Parent for such Taxes as assessed by any taxing authority against the Buyer or Parent either before or after the Closing Date, other than withholding tax that the Buyer is entitled to deduct or withhold pursuant to Section 9.15 below in relation to payments in accordance with Section 2.3.

(c) Indemnification Procedure as to Third Party Claims.

(i) Promptly after any party seeking indemnification under this Agreement (the “Indemnified Party”) obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 6.4 as a “Claim”), in respect of which an Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the party against whom indemnity is sought (the “Indemnifying Party”) of such Claim in writing; provided, however, that any failure to give notice (A) will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby and (B) will not relieve the Indemnifying Party of its obligations as hereinafter provided in this Section 6.4 after such notice is given. With respect to any Claim as to which such notice is given by the Indemnified Party to the Indemnifying Party, the Indemnifying Party will, (subject to the provisions of Section 6.4(d)(ii)) assume the defense or otherwise settle such Claim with counsel reasonably satisfactory to the Indemnified Party and experienced in the conduct of Claims of that nature at the Indemnifying Party’s sole risk and expense, provided, however, that the Indemnified Party (1) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to the Indemnifying Party, and at the Indemnified Party’s own expense, (2) shall cooperate fully with the Indemnifying Party in the defense and any settlement of such Claim in any manner reasonably requested by the Indemnifying Party; and (3) shall not compromise or settle any such Claim without the prior written approval of the Indemnifying Party;

(ii) If (A) the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, or (B) the remedy sought by the claimant with respect to such Claim is not solely for money damages, the Indemnified Party, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim, provided, however, that (1) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (2) the Indemnifying Party shall cooperate with the Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by the Indemnified Party, and (3) the Indemnified Party shall not settle such Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(iii) As used in this Section 6.4, the term Indemnified Party shall be deemed to include the plural thereof where the rights or obligations of more than one Indemnified Party may be involved.

(d) Tax-free Indemnification Payments. All sums payable by an Indemnifying Party as indemnification under this Section 6.4 shall be paid free and clear of all deductions or withholdings (including any taxes or governmental charges of any nature) unless the deduction or withholding is required by law, in which event or in the event the Indemnified Party shall incur any liability for taxes chargeable or assessable in respect of any such payment, the Indemnifying Party shall pay such additional amounts as shall be required to cause the net amount received by the Indemnified Party to equal the full amount which would otherwise have been received by it had no such deduction or withholding been made or no such liability for taxes been incurred.

6.5 Limitations on Liabilities.

(a) Notwithstanding anything to the contrary contained herein, in no event shall the aggregate sums payable by the Seller under Section 6.4 or otherwise for the breach of the representations and warranties under this Agreement (whether arising in law or equity, in contract, tort or any other theory of law, other than sums payable as a result of breaches of the representations and warranties set forth in Sections 4.7 and 4.8, exceed the Ceiling defined below; and the Company, the Parent and Buyer hereby waive, each on its own behalf and on behalf of its Affiliates and their respective directors, officers, employees and agents, any excess amounts of Indemnified Losses. The Ceiling during the first year after the Closing Date will be **** percent (****%) of the shares constituting the Stock Consideration, and such Ceiling will be reduced to **** (****%) of the shares constituting the Stock Consideration during the second year after the Closing Date.

(b) Notwithstanding anything to the contrary contained herein, neither party shall be obligated to indemnify and hold harmless the other under Section 6.4 for breaches of representations and warranties unless and until all Indemnified Losses in respect of which such party is obligated to provide indemnification exceed **** United States Dollars (US$****) (the “Basket Amount”) following which (subject to the provisions of Section 6.2 and this Section 6.5) such party shall be obligated to indemnify and hold harmless, the other party for all such Indemnified Losses (not merely the amount by which the Indemnified Losses exceed the Basket Amount); provided however that the Basket Amount shall not apply to indemnity obligations for Indemnified Losses arising as a result of breaches of the representations and warranties in Sections 4.7, 4.8 and 4.27.

(c) Notwithstanding anything to the contrary set forth herein, the indemnification liability of either party as set forth in Section 6.4 and as limited by Section 6.2 and this Section 6.5 constitutes the sole and exclusive remedy for the other party and its Affiliates and their respective directors, officers, employees and agents for any breach of any and all representations and warranties under this Agreement.

(d) Notwithstanding anything to the contrary set forth herein, neither party shall be liable for special, punitive, exemplary, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other theory of law or otherwise.

(e) Notwithstanding anything to the contrary set forth herein, none of the limitations on indemnification set forth in this Section 6.5 shall apply to matters relating to intentional or fraudulent breaches, violations or misrepresentations.

6.6 Form of Payment. Whenever Seller is bound to pay indemnification amounts, Seller may, at his absolute discretion, do so in one of the following ways or in any combination of these two ways, provided that the due indemnification amount is paid in full: (a) make cash payment, and/or (b) transfer back to Buyer or instruct the Escrow Agent to transfer back to Buyer shares out of the Stock Consideration, and for that purpose the value of each such back-transferred share will be a sum equal to the Average Closing Sales Price.

ARTICLE 7

INTERIM COVENANTS

7.1 Interim Operations of the Company.

(a) The Company and the Seller covenant and agree that, from the date hereof until the Closing Date the Company shall operate the business in accordance with its ordinary course and past practice. In addition during the period commencing on the date hereof and until the Closing Date, each of the Company and the Seller shall, except to the extent the Buyer specifically gives its prior written consent to the contrary:

(i) use its commercially reasonable efforts to preserve intact its business organization and the goodwill of its customers, suppliers and others having business relations with it;

(ii) use its commercially reasonable efforts to keep available to Buyer the services of the Company’s officers, employees and agents;

(iii) promptly furnish to Buyer a copy of any correspondence received from or delivered to any governmental authority;

(iv) maintain and keep its properties and assets in the same repair and condition as they were on the date of this Agreement;

(v) continue and maintain the approval process in the ordinary course of business with respect to the Company Products and any products being developed by the Company; and

(vi) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date of this Agreement.

(b) Additionally, during the period from the date of this Agreement to the Closing Date, except with the prior consent of Buyer, the Company shall not and the Seller shall not permit the Company to, directly or indirectly:

(i) amend or otherwise change the Company’s Organizational Documents;

(ii) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

(iii) redeem, purchase or otherwise acquire directly or indirectly any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

(iv) declare or pay any dividend or other distribution (other than dividends or distributions payable solely in cash);

(v) sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), except for sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(vi) grant, make or subject itself or any of its assets or properties to any Lien;

(vii) create, incur or assume any liability or indebtedness which would remain with the Company after the Closing Date, except in the ordinary course of business consistent with past practice;

(viii) enter into, amend or terminate any Company Contract;

(ix) commit to make any capital expenditures in excess of Thirty Thousand United Stated Dollars (US$30,000) which would be payable by the Company after the Closing Date;

(x) grant any guaranty;

(xi) waive, release, assign, settle or compromise any material claim or litigation;

(xii) except as required by Law, increase the compensation payable or to become payable to employees or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with any employee or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any employee;

(xiii) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets;

(xiv) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

(xv) make any Tax election or settle or compromise any material federal, state or local or federal income Tax Liability;

(xvi) change its accounting practices, methods or assumptions or write down any of its assets;

(xvii) enter into any commitment or transaction, which would survive the Closing Date, except in the ordinary course of business consistent with past practice;

(xviii) accelerate, terminate, modify or cancel any Company Contract;

(xix) grant any license or sublicense of any right under or with respect to any Intellectual Property or disclose any proprietary or confidential information to any third party who is not bound by confidentiality undertakings;

(xx) take or omit to take any action which would render any of the Company’s or any of the Seller’s representations or warranties untrue or misleading, or which would be a breach of any of the Company’s or Seller’s covenants;

(xxi) take any action which could reasonably be expected to have a Material Adverse Effect; or

(xxii) agree, whether in writing or otherwise, to do any of the foregoing.

7.2 Maintenance of Personnel. During the period from the date of this Agreement to the Closing Date, the Company and the Seller agree to cooperate and the Company shall make commercially reasonable efforts to maintain adequate personnel to permit the conduct of the activity contemplated in Section 7.1(a)(i).

7.3 Consent of Governmental Authorities and Others. Each of Buyer and the Parent, on the one hand, and the Company and the Seller, on the other, agree to file, submit or request (or cause to be filed, submitted or requested) promptly after the date of this Agreement and to prosecute diligently any and all (a) applications or notices required to be filed or submitted to any governmental or regulatory authorities, and (b) in the case of the Company, requests for consents and approvals of Persons required to be obtained in connection with the transactions contemplated by this Agreement. Each of Buyer and Parent, on the one hand, and the Company and the Seller on the other, shall promptly make available to the other or to a relevant governmental authority, as the case may be, such information as each of them may reasonably request relative to its business, assets and property as may be required by each of them to prepare and file or submit such applications and notices and any additional information requested by any governmental authority, and shall update by amendment or supplement any such information given in writing. Each of Buyer and Parent on the one hand and the Company and the Seller on the other, represent and warrant to the other that such information, as amended or supplemented, shall be true in all material respects and not misleading.

7.4 Due Diligence Review. Prior to the date hereof, the Company and its directors, officers, employees, auditors, counsel and agents have afforded Buyer and Parent and their officers, employees, auditors, counsel and agents reasonable access at all reasonable times to the Company’s properties, offices, and other facilities, to its officers and employees and to all books and records, financial, operating and other data and information as requested. Buyer and Parent hereby confirm the completion of their due diligence investigation to their satisfaction. However, during the period until the Closing Date, the Company will continue to update the Buyer of any developments and occurrences that are outside the ordinary course of business. Except as otherwise provided in this Agreement, neither the due diligence investigation made by Buyer in connection with the transactions contemplated hereby nor information provided to or obtained by Buyer shall affect any representation or warranty in this Agreement.

7.5 Exclusivity. Except for the transactions contemplated by the Transaction Documents, unless and until this Agreement shall have been terminated, the Seller will not (and the Seller will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange), (ii) participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing or enter into any agreement related to any of the foregoing, or (iii) except as required by law, disclose any information not customarily disclosed to any Person concerning the business and properties of the Company, afford to any Person (other than Buyer or its designees) access to the properties, books or records of the Company or otherwise assist or encourage any Person, in connection with any of the foregoing. The Seller will notify Buyer immediately if any Person makes any indication of interest, proposal, offer, inquiry, or contract with respect to any of the foregoing.

7.6 Elimination of Financial Liabilities. On or prior to the Closing, the Company shall eliminate any and all financial liabilities related to any kind of borrowing or any off-balance sheet financing.

7.7 Escrow Agreement. At the Closing, each of the Seller, the Parent, the Buyer and the Escrow Agent shall execute and deliver the Escrow Agreement in the form attached as Exhibit B.

ARTICLE 8

CONDITIONS PRECEDENT; TERMINATION

8.1 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions (or the waiver by Buyer of any of these conditions):

(a) Representations and Warranties True. The representations and warranties of the Seller and the Company contained in this Agreement, as excepted in the relevant Disclosure Schedules, shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct to the extent of such materiality) as of the Closing Date with the same force and effect as though made on and as of such date and shall have been true as of the date hereof.

(b) Covenants Performed. The covenants of the Company and the Seller contained in this Agreement to be performed or complied with on or before the Closing Date shall have been duly performed or complied with.

(c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect, the impact of which the parties have not been able to resolve to the satisfaction of both parties, each acting in good faith and in a commercially reasonable manner.

(d) Company’s Certificate. The Company shall have delivered to Buyer a certificate executed by the Seller on his own behalf and on behalf of the Company, dated the Closing Date, in the form attached as Exhibit E, certifying that the conditions specified in this Section 8.1 have been fulfilled.

(e) No Litigation. No litigation, arbitration or other proceeding shall be pending or threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

(f) Consents. The Seller and the Company shall have obtained all authorizations, waivers, consents and approvals of, and made all filings, applications and notices with, Persons which are necessary or advisable for the Company and the Seller to consummate the transaction contemplated by this Agreement.

(g) The Company shall have submitted to the Buyer an executed shareholders resolution and an executed board resolution in the forms attached hereto as Exhibit F and Exhibit G.

(h) Share Certificates and Deeds of Transfer. Seller shall have delivered to Buyer one or more share certificates representing all of the Company Capital Stock (or a written declaration of loss or destruction in lieu thereof in a form acceptable to Buyer) accompanied by a duly executed deed of transfer in the form of Exhibit C.

(i) Share Registry. Company shall register the transfer of all of the Company Capital Stock to Buyer in the register of shareholders of the Company, and shall provide Buyer with a true and correct copy of such updated register of shareholders reflecting such entry, certified by a director of the Company.

(j) Escrow Agreement. The Seller and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement in the form attached hereto as Exhibit B.

(k) Consulting Agreement. The Seller shall have entered into a consultancy agreement with the Company in the form attached hereto as Exhibit H (the “Consulting Agreement”).

(l) Amendment to Employment Agreements. The Company shall have executed amendments to the employment agreement of ****, ****, ****, ****, **** and ****, in the form attached hereto as Exhibit I.

(m) Business License. The Company shall have executed a notice to the municipality of Nesher of the execution of this Agreement and the transactions contemplated hereby, as required by Law, in the form attached hereto as Exhibit K.

(n) Investment Center. The Company shall have received the written consent of the Investment Center to the consummation of this Agreement and the transactions contemplated hereby.

(o) Legal Opinion. The Company shall have provided to the Buyer the legal opinion of Primes, Shiloh, Givon, Meir Law Firm, counsel to the Company, in the form attached hereto as Exhibit L1.

(p) Delivery of Financial Statements; Closing Trial Balance. The Seller shall have delivered the Financial Statements and the Closing Trial Balance, which shall comply with the requirements of Sections 4.9 and 7.6 above.

(q) Swiss Bank Account. The Company shall have provided to the Buyer evidence that the Company’s bank account held with Credit Suisse Bank in Switzerland has been closed.

8.2 Conditions Precedent to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions (or the waiver by Seller of any of these conditions):

(a) Representations and Warranties True. The representations and warranties of Buyer and Parent contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct to the extent of such materiality) as of the Closing Date with the same force and effect as though made on and as of such date and shall have been true as of the date hereof.

(b) Covenants Performed. The covenants of the Buyer and Parent contained in this Agreement to be performed or complied with on or before the Closing Date shall have been duly performed or complied with.

(c) No Litigation. No litigation, arbitration or other proceeding shall be pending or threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

(d) Buyer’s and Parent’s Certificate. Each of the Buyer and the Parent shall have delivered to the Seller a certificate executed by an authorized officer of the Buyer or of the Parent, as applicable, dated the Closing Date certifying in the forms attached hereto as Exhibits J1 and J2 that the conditions specified in this Section 8.2 have been fulfilled.

(e) Escrow Agreement. Buyer and Parent shall have executed and delivered to Seller the Escrow Agreement in the form attached hereto as Exhibit B.

(f) Consulting Agreement. The Company shall have executed and delivered to the Seller the Consultancy Agreement in the form attached hereto as Exhibit H.

(g) Share Certificates. Parent shall have delivered to Seller and to the Escrow Agent three share certificates representing all of the Stock Consideration, as follows: (i) one certificate for the Escrow Shares, (ii) one certificate for a number of shares obtained by dividing a sum of Ten Million and One Hundred and Twenty Five Thousand United States Dollars (US$10,125,000) by the Average Closing Sales Price, and (iii) one certificate for a number of shares obtained by dividing a sum of Four Million and Three Hundred and Seventy Five Thousand United Stated Dollars (US$4,375,000) by the Average Closing Sales Price. Parent shall register the issuance of such Stock in the register of shareholders of the Parent.

(h) Legal Opinion. The Buyer and Parent shall have provided to Seller the legal opinion of their counsel, in the forms attached hereto as Exhibit L2, and Exhibit L3.

(i) Indemnification and Release. The Company shall have provided to Seller the indemnification and release in the form attached hereto as Exhibit M.

8.3 Termination.

(a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:

(i) by mutual consent of Seller and Buyer or if Closing is prohibited by change in law;

(ii) by Buyer, if there has been a material breach by the Seller or the Company at any time before the Closing of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty days or such other time as may be agreed by the parties in writing after written notice of such breach is given by Buyer to the party committing such breach;

(iii) by Seller if there has been a material breach by Buyer or Parent at any time before the Closing of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty days after written notice of such breach is given by Seller to the party committing such breach;

(iv) by Buyer, on the one hand, or the Seller, on the other hand, upon notice given to the other if the Closing shall not have taken place on or before December 29, 2011;

(v) by Seller, upon notice given to the Buyer, if the Closing shall not have taken place within ten (10) business days after receipt by Buyer of Seller’s notice in writing of completion of all the Conditions Precedent listed in Section 8.1 above and evidence thereof; or

(vi) by Buyer, on the one hand, or Seller upon notice given to the other if any court (i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable, in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Article 8; provided, however, that the right to terminate this Agreement under this Section 8.3 shall not be available to any party whose failure to comply with Section 7.3 has been the cause of such action or inaction.

(b) In the event of the termination of this Agreement as provided in Section 8.3(a), this Agreement shall forthwith become wholly void and of no further force and effect (except as set forth in this Section 8.3, Sections 6.4, 6.5, and Article 9). In the event of such termination, Buyer and Parent shall maintain in strict confidence, shall not use and shall not enable others to use, any information regarding the Company and its products, technology and business which could reasonably be regarded as being confidential that is gained by Buyer and/or Parent and their representatives in the course of the due diligence investigation and the negotiations between the parties but not including: (i) information which is or shall become generally available to the public not as a result of any act or omission of the Buyer or Parent or their respective representatives; (ii) information that the Buyer and/or Parent can demonstrate by way of written evidence was independently developed by the Buyer and/or Parent without access to or use of such information; and (iii) a disclosure of any such information by the Buyer and/or Parent in response to a valid order by a competent court or other competent governmental body, or as otherwise required by applicable law. Buyer and Parent shall cause their respective representatives to comply with the above undertakings.

ARTICLE 9

MISCELLANEOUS

9.1 Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice). Such notices and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise. A copy of any notices delivered to Buyer shall also be sent to OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, Attn: Deputy General Counsel, Fax (305) 575-4140 with a copy, which shall not constitute notice, to Baratz & Co Law

Offices, 1 Azrieli Center, Tel-Aviv, Israel, Attn. Yael Baratz, Fax +972-3-6073778 or to y.baratz@bar-law.com. Any notices delivered to Seller, or the Company prior to the Closing, shall be sent to Dr. Arie Gutman, c/o Primes, Shiloh, Givov, Meir – Law Firm, 16 Derech HaYam, Haifa, Israel, with a copy, which shall not constitute notice, to Primes, Shiloh, Givov, Meir – Law Firm, 16 Derech HaYam, Haifa, Israel, Attn. Yesha Primes, Fax (04)8381401 or to yesha@pgs-law.co.il.

9.2 Entire Agreement. This Agreement, together with the Escrow Agreement and the Consulting Agreement, its schedules and exhibits contain every obligation and understanding between the parties relating to the subject matter hereof, and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein.

9.3 Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided that Buyer may assign this Agreement to one of the Buyer’s Affiliates, whether such Affiliate currently exists or is formed in the future, so long as such Affiliate of Buyer agrees in writing to be bound by the terms of this Agreement and Buyer and Parent agree to guarantee such Affiliate’s obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

9.4 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

9.5 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived at any time by the party entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time by written agreement. Any such waiver or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its board of directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

9.6 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

9.7 Expenses. Except as exclusively provided herein below each party agrees to pay, without right of reimbursement from the other parties, the costs (hereafter referred to as “Costs”) incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith. It is hereby agreed that after the Closing, the Company will pay an amount of Twenty Thousand US Dollars (US$20,000) to the law firm Primes, Shiloh, Givon, Meir; and such amount will be presented as a payable amount in the Closing Trial Balance. Except as set out in the preceding sentence, the Company will not be liable for the payment of any other legal fees in connection with the transactions contemplated under this Agreement, and payment of any such additional legal fees shall be sole responsibility of the Seller.

9.8 Headings and References. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement. References in this Agreement to clauses, subclauses, sections, articles or schedules are references to clauses, subclauses, sections, articles or schedules of this Agreement so numbered.

9.9 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.11 Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party or parties shall be entitled to receive from the non-prevailing party or parties and the non-prevailing party or parties shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party or parties; provided, however, to the extent that more than one party prevails on claims filed against one or more of the others, in a consolidated action, then the aggregate amount of fees and expenses of counsel to both parties shall be allocated between the participating parties so that each party’s aggregate share of such fees and expenses bears the same proportion to the total amount of such fees and expenses as the amount awarded each party on their prevailing claim bears to the total amount awarded in the litigation on all prevailing claims and any party that has paid less than its allocated expenses shall immediately remit to the other party or parties the difference between the amount allocated and the amount previously paid.

9.12 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Israel, without reference to the choice of law principles thereof.

9.13 Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of Israel, in the Tel-Aviv. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Israel by virtue of a failure to perform an act required to be performed in the State of Israel and irrevocably, unconditionally and expressly agree to submit to the jurisdiction of the aforesaid courts for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection or immunities to jurisdiction which they may now or hereafter have (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in the State of Israel, and further irrevocably waive any claim that any suit, action or proceeding brought in Israel has been brought in an inconvenient forum. To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the transactions contemplated hereby to the extent permitted by law.

9.14 Publicity. The parties shall agree to the content of any press release or other public announcement concerning this Agreement or the transactions contemplated hereby before issuing the same. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations under applicable U.S. law or the rules of the any stock exchange to which the party is subject.

9.15 Withholding Taxes. Seller has obtained, and has submitted to Buyer, a certificate issued by the Tax Authority of Israel, providing an exemption from withholding tax at source. Therefore, Buyer and Parent shall not deduct and shall not withhold from any consideration payable or otherwise deliverable to the Seller pursuant to Section 2.2. The Buyer shall be entitled to deduct such amounts as the Buyer is required to deduct or withhold from payments due pursuant to Section 2.3 under applicable law in Israel, with respect to the making of such payments. To the extent that such amounts are so withheld by the Buyer, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller, and (ii) if the withheld amounts are remitted to the Israel tax authority the Buyer shall provide to the Seller written confirmation of the amount so withheld and remitted.

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

Buyer:

OPKO HOLDINGS ISRAEL LTD.

By:	/s/ Steve Rubin
Name: Steve Rubin
Title: Director
Address: c/o Baratz & Co. Law Offices, 1 Azrieli Center, Round Tower, 18th floor, Tel-Aviv, Israel

Parent:

OPKO HEALTH, INC.

By:	/s/ Steve Rubin
Name: Steve Rubin
Title: Executive Vice President, Administration

4400 Biscayne Boulevard, Miami, Florida, USA

Seller:

ARIE GUTMAN

By:	/s/ Arie Gutman

Address: c/o Primes, Shiloh, Givon, Meir – Law Firm, 16 Derech HaYam, Haifa, Israel

Company:

FINETECH PHARMACEUTICAL, LTD.

By:	/s/ Arie Gutman
Name: Arie Gutman, CEO

Address: 33 Narkisim St., Nesher, Israel

The Disclosure Schedules and Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally any of the omitted schedules upon request by the Securities and Exchange Commission. Following is a list briefly identifying the contents of all omitted schedules and exhibits:

Exhibit A – Company Products
Exhibit B – Form of Escrow Agreement
Exhibit C – Form Share Transfer Deed
Exhibit D – Form of Director Resignation
Exhibit E – Company’s Certificate
Exhibit F – Shareholders Resolution
Exhibit G – Board Resolution
Exhibit H – Form of Consulting Agreement
Exhibit I – Form of Amendment to Employment Agreements
Exhibit J1 / J2 – Buyer’s Certificate / Parent’s Certificate
Exhibit K – Business License
Exhibit L1 / L2 / L3 – Forms of Legal Opinions
Exhibit M – Form of Indemnification and Release
Disclosure Schedules